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                                                                   EXHIBIT 21.01


                     SUBSIDIARIES OF NEMATRON CORPORATION


- Nematron Europa, BV, a Netherlands corporation formed in 1990

- NemaSoft, Inc., a Michigan corporation formed in 1995

- Imaginations Systems, Inc., a Michigan corporation formed in 1996